EMPLOYMENT CONTRACT dated as of April 20, 2000, between Worldtex,
Inc. ("Worldtex"), whose business address is Westover Park, Suite 106, 915 Tate Boulevard, S.E., Hickory, North Carolina 28602, and Barry D. Setzer, whose business address is Westover Park, Suite 106, 915 Tate Boulevard, S.E., Hickory, North Carolina 28602 ("Employee").

            Employee has been performing services in a senior executive capacity for Worldtex pursuant to an existing employment contract dated as of November 15, 1993 (the "Existing Contract"). As a result of the acquisition by William Ehrman and certain related persons (collectively, the "EGS Parties") of the beneficial ownership of approximately 34.2% of the outstanding shares of Worldtex common stock, a "Change in Control Event" as defined under the Existing Contract occurred. Employee has asserted that, as a result of such "Change in Control Event", he is entitled to terminate his employment with Worldtex and receive a "Severance Benefit" (as such term is defined in the Existing Contract). Worldtex has taken the position that Employee is not entitled to the Severance Benefit. In order to settle the matter and induce Employee to continue to perform services in a senior executive capacity for Worldtex, Worldtex and Employee desire to terminate the Existing Contract and enter into this Employment Contract, on the terms and conditions hereinafter set forth.

            Accordingly, in consideration of the premises and the mutual agreements hereafter set forth, the parties hereby agree as follows:

      1.    TERMINATION OF EXISTING CONTRACT

            The Existing Contract shall terminate effective as of the date of this Employment Contract, and Worldtex shall take the following action:

                  (i) Worldtex shall pay to Employee within two business days after the date of this Employment Contract, by wire transfer of immediately available funds to an account designated by Employee, the sum of $350,000;

                  (ii) Worldtex shall grant to Employee options to purchase 325,000 shares of Worldtex common stock at an exercise price per share equal to $1.50 and otherwise substantially in accordance with the grant letter attached as Exhibit B hereto.

      2.    TERM; NATURE OF SERVICES

            (a) Worldtex agrees to employ Employee to perform services in a senior executive capacity for a period commencing with the date of this Agreement and continuing until terminated in accordance with Section 8 or Section 9 (the "Employment Period").

            (b) Initially and for so long during the Employment Period as is required by Worldtex's Board of Directors, Employee shall be employed as President and Chief Executive Officer of Worldtex. In the performance of his duties, Employee shall be subject to the direction of the Board of Directors of Worldtex. Employee's principal services shall be rendered in the Hickory, North Carolina area.

      3.    AGREEMENT TO SERVE

            Employee agrees to his employment as described in Section 2 and agrees to devote all of his business time and efforts during the Employment Period to the performance of his duties under this Employment Contract; PROVIDED, HOWEVER, that he shall be permitted to pursue personal and family business and investment activities of a non-competitive nature so long as such activities in the aggregate do not consume a material amount of business time and effort and do not, in any event, interfere with the performance of his duties under this Employment Contract.

      4.    COMPENSATION AND BENEFITS

            (a) Employee's salary during the Employment Period shall be fixed from time to time by the Compensation Committee of the Board of Directors of Worldtex (the "Committee") but shall not be less than $400,000 per annum.

            (b) During the Employment Period, Employee shall be entitled to: (i) reimbursement for reasonable travel, entertainment and other expenses necessarily incurred in the performance of his duties hereunder upon submission and approval of written statements in accordance with Worldtex's standard policies as in effect from time to time; (ii) reasonable vacations in accordance with Worldtex's then current regular procedures governing executives; (iii) participation in such group insurance, retirement and other group benefit programs as from time to time may be extended generally to Worldtex executives;
      (iv) medical, hospital and dental insurance benefits, which shall be at least equal to those benefits that Employee received under the Existing Contract; (v) use of an automobile comparable to that being used by him as of the date of this Agreement, for which Worldtex agrees to pay all insurance, maintenance and fuel costs and license and registration fees; (vi) participation in all coverage under all compensation, pension, welfare and fringe benefit plans, programs and policies of Worldtex applicable to senior executives of Worldtex; and (vii) such additional compensation, in the form of incentive compensation or otherwise, and such participation in Worldtex stock option, stock award, stock purchase or other stock plans, as the Committee may from time to time provide.

            (c) In addition, with respect to each fiscal year during the Employment Period (commencing with the 2000 fiscal year), Worldtex shall pay Employee for such fiscal year an amount equal to 2% of Marginal Net Income of Worldtex and its subsidiaries (the "Worldtex Group") for such fiscal year less any awards earned under the annual award plan of Regal Manufacturing Company ("Regal") for such year. "Marginal Net Income of the Worldtex Group" shall be the net income of the Worldtex Group before all taxes and after interest charges (but at an assumed interest rate of 4.5% per annum without regard to the actual rate), if any, which exceed 12% of Net Assets Employed by the Worldtex Group for the particular fiscal year. "Net Assets Employed by the Worldtex Group," with respect to a particular fiscal year (the

      "Applicable Year"), shall be the mean between (i) the tangible net worth of the Worldtex Group as of the end of the Applicable Year and
      (ii) the tangible net worth of the Worldtex Group as of the end of the immediately preceding fiscal year. Marginal Net Income of the Worldtex Group and Net Assets Employed by the Worldtex Group shall be determined in accordance with generally accepted accounting principles by Worldtex's Compensation Committee following the end of each such fiscal year and payment of any amount due to Employee shall be made not later than 30 days following the completion of the annual audit for such fiscal year. In the event the Employment Period is terminated during a fiscal year, the amount payable to Employee pursuant to the foregoing provisions of this Section 4(c) with respect to such fiscal year shall be in the same ratio to the amount which would have been payable for the full fiscal year as the ratio of the number of days in such fiscal year up to the date of termination to 365; and the amount due shall be paid at the time prescribed for payment with respect to a full fiscal
      year.   In addition, Employee shall be entitled to receive such bonus or bonuses, with respect to each calendar year or portion thereof during which the Employment Period is in effect, as may be provided by the Committee.

            (d) Worldtex shall pay the premiums on the insurance policies on the life of Employee listed on Exhibit A so as to maintain their effectiveness during the Employment Period.

      5.    NON-COMPETITION

            Employee agrees that he will not, directly or indirectly (individually or for, with or through any other person, firm or corporation), compete with Worldtex or any of its subsidiaries (i) during the Employment Period with respect to any business carried on by Worldtex or any of its subsidiaries or (ii) for a period of one year after the end of the Employment Period with respect to any business carried on at the end of the Employment Period by Worldtex or any of its subsidiaries.

            (a) If, however, Worldtex wrongfully terminates the Employment Period, the foregoing provisions of this Section 5 shall cease to apply from and after such wrongful termination.

            (b) Notwithstanding the foregoing, Employee shall be permitted to own not in excess of one percent of any class of securities of any publicly traded company, PROVIDED Employee is not part of any controlling group and is solely a passive investor.

      6.    PATENTS, INVENTIONS

            All of Employee's interest in patents, patent applications, inventions, technological innovations, copyrights, developments and processes now or hereafter during the Employment Period owned or developed by Employee relating to the business of Worldtex or any affiliate of Worldtex, shall belong to Worldtex, and without further compensation, but at Worldtex's expense, forthwith upon request of Worldtex, Employee shall execute any and all such assignments and other documents and take any and all such other action as Worldtex may reasonably request in order to vest in Worldtex all Employee's right, title and interest in and to such patents, patent applications, inventions, technological innovations, copyrights, developments or processes, free and clear of liens, charges and encumbrances.

      7.    CONFIDENTIAL INFORMATION

            All confidential information which Employee may now have or may obtain during the Employment Period relating to the business of Worldtex or any affiliate thereof shall not be disclosed to any other person (except as required by law) either during or after the termination of the Employment Period without the prior written permission of Worldtex, and Employee shall return all tangible evidence of such confidential information to Worldtex prior to or at the termination of the Employment Period. Such information shall not include any information otherwise publicly known.

      8.    TERMINATION - GENERAL

            Notwithstanding anything herein contained:

            (a)   If, during the Employment Period, Employee shall (i) die,
      (ii) become physically or mentally incapacitated or disabled for a period of six consecutive months to an extent which renders Employee unable to perform his services under this Employment Contract as evidenced by the written confirmation of an independent physician selected by Worldtex and not unreasonably rejected by Employee or his legal representatives (such incapacity or disability being hereafter referred to as "Disability") or (iii) be convicted of a felony relating to the conduct of the business of Worldtex or any affiliate of Worldtex or commit an act of personal dishonesty which was intended to personally enrich Employee or members of his family at the financial expense of Worldtex or any affiliate of Worldtex (such conviction or commission of such an act being hereafter referred to as "Cause"), then Worldtex shall have the right to give immediate notice of termination of the Employment Period whereupon the same shall be deemed terminated.

            (b) Employee shall have the right to give notice of termination for any reason of the Employment Period as of a date (not earlier than six months after such notice) to be specified in such notice.

            (c) Worldtex shall have the right to give notice of termination of the Employment Period for any reason other than those set forth above in this Section 8, effective as of a date (not earlier than 30 days after such notice) to be specified in such notice.

            (d) Employee (or his estate or legal representatives) shall be entitled to receive, in the event of termination of the Employment Period pursuant to Sections 8(a), 8(b) or 8(c), (i) salary at the highest annual rate in effect at any time during the period of 12 months preceding the giving of notice of termination (the "then current rate") to the last day of the calendar month in which termination shall take effect and (ii) such bonus and other benefits, payable following the end of the calendar year in which the Employment Period terminates, as may be provided by the Committee. Benefits, or other amounts to which Employee has become entitled during his employment, under Section 4 or any other program or plan of Worldtex ("Plan Benefits"), including those which are payable at or following the termination of the Employment Period shall be paid in accordance with the particular program or plan, except as otherwise expressly provided in this Employment Contract. In addition, in the case of a termination of the Employment Period pursuant to Section 8(c), Employee shall be entitled to receive upon effectiveness of such termination in a lump sum an amount equal to three times the then current rate.

      9.    TERMINATION AFTER A CHANGE IN CONTROL EVENT

            Upon the occurrence of a Change in Control Event, unless the Employment Period shall previously have been terminated, the Employment Period shall continue until the third anniversary of the date of the Change in Control Event subject to termination as provided in Section 8 (but without giving effect to Section 8(c)) and as hereafter provided in this Section 9.

            (a)   "Change in Control Event" shall mean:

                  (1) the date that any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, other than Worldtex and its Subsidiaries as determined immediately prior to that date, in a transaction or series of transactions has become the beneficial owner, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under such Act) of more than 50% of the outstanding securities of Worldtex having the right under ordinary circumstances to vote at an election of the Board of Directors;

                  (2) the date on which one-third or more of the members of the Board of Directors shall consist of persons other than Current Directors (for these purposes, a "Current Director" shall mean any member of the Board of Directors as of March 31, 2000 and any successor of a Current Director whose nomination or election has been approved by a majority of the Current Directors then on the Board of Directors); or

                  (3) the date of approval by the stockholders of Worldtex of an agreement providing for (x) the merger or consolidation of Worldtex with another corporation where the stockholders of Worldtex, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors or where the members of the Board of Directors of Worldtex, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or consolidation or (y) the sale or other disposition of all or substantially all the assets of Worldtex.

            (b) "Severance Benefit" shall mean a lump sum cash amount equal to 2.99 times Employee's "base amount" (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"); PROVIDED, HOWEVER, that if any payment by Worldtex or its affiliates to or for the benefit of Employee (whether payable pursuant to the terms of this Employment Contract or otherwise) would not be deductible by Worldtex or its affiliates for Federal income tax purposes solely by reason of Section 280G of the Code, the amount referred to in this clause (b) shall be reduced to such lesser amount as shall permit all, or the maximum possible amount, of the payments by Worldtex or its affiliates to or for the benefit of Employee to be so deductible in accordance with such Section 280G. The determination of any reduction in the amount referred to in the preceding sentence shall be made by Employee in good faith with the reasonable advice of Employee's tax advisor, and as so made shall be conclusive and binding on Worldtex, its affiliates and Employee.

            (c) If (i) Worldtex gives notice of termination of the Employment Period or takes other action which effectively terminates the Employment Period (other than for death, Disability or Cause) during the period commencing upon the occurrence of a Change in Control Event and ending on the third anniversary of the date of the Change in Control Event (the "Post-Change Period") or (ii) Employee gives notice of termination of the Employment Period during the Post-Change Period after Employee determines in good faith that there has been any of the following occurrences

                  (1)   an assignment to Employee of duties or
            responsibilities, or a change in reporting responsibilities or titles (but not including naming another person Chairman of the Board), which is inconsistent with his status immediately prior to the Change in Control Event, or any other action by Worldtex which results in a diminution in such status, excluding any action which is both inadvertent and immaterial and is remedied by Worldtex promptly after receipt of notice thereof from Employee,

                  (2) a reduction in salary, or reduction in ratio of supplemental compensation or fringe benefits to salary, from that in effect immediately prior to the Change in Control Event,

                  (3) a material increase in the amount of travel required of him or a requirement that he perform significant regular services outside the Hickory, North Carolina area or transfer to a location necessitating a change in his principal residence or

                  (4) a failure by Worldtex to have a successor corporation assume Worldtex's obligations under this Employment Contract as specified in Section 14, then the Employment Period shall be deemed terminated upon the giving of such notice or taking of such action and not later than 15 days thereafter Worldtex shall pay to Employee the Severance Benefit (but not the amount referred to in the last sentence of Section 8(d)). Payment of the Severance Benefit shall be in lieu of any damages Employee might otherwise assert for breach of this Employment Contract.

            (d) The payment of Plan Benefits shall be unaffected by a Change in Control Event and shall be made in accordance with the particular program or plan.

            (e) If Worldtex wrongfully terminates the Employment Period prior to the occurrence of any Change in Control Event but after (i) Worldtex enters into an agreement or arrangement the consummation of which would result in a Change in Control Event or (ii) any person (including Worldtex) publicly announces an intention to take or consider taking actions which if consummated would result in a Change in Control Event, then Employee's damages for such wrongful termination shall be not less than the amount of the Severance Benefit if a Change in Control Event occurs within the three-year period following such termination.

      10.   INDEMNIFICATION

            In addition to (and not in lieu of) any of Employee's rights to indemnification or otherwise, contained in Worldtex's certificate of incorporation and by-laws, or any other agreement, if any action, suit, proceeding (including any arbitration proceeding) or claim shall be brought or asserted with respect to the enforcement or interpretation of this Employment Contract or any provision contained herein, Worldtex, to the full extent permitted by applicable law and its certificate of incorporation and by-laws as then in effect (or, if a Change in Control Event shall have occurred, as in effect immediately prior to the Change in Control Event), hereby indemnifies Employee for his reasonable attorneys' fees and other expenses incurred in connection with such action, suit, proceeding or claim and agrees to pay or reimburse the same promptly upon demand by Employee regardless of the outcome thereof (plus interest at the applicable Federal rate provided in Section 7872(f)(2) of the Code). Worldtex shall preserve and make available to Employee all documents and information now or hereafter in the possession of Worldtex which may be required by Employee for the prosecution or defense of any such action, suit, proceeding or claim.

      11.   PAYMENT OBLIGATION ABSOLUTE

            Worldtex's obligation to make payments provided for in this Employment Contract and otherwise perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any setoff, counterclaim, recoupment, defense or other circumstance or rights which Worldtex may have against Employee or anyone else (including without limitation any rights which Worldtex may have against Employee for violation of Sections 5 or 7 of this Employment Contract, all of which shall be required to be asserted in independent proceedings). Employee shall not be required to mitigate the amount of any payment provided for herein by seeking other employment or taking any other action nor, except as provided in
Section 19(d)(ii), shall the amount of any payment provided for herein be reduced by amounts earned by Employee from other employment or otherwise after the termination of the Employment Period.

      12.   ENTIRE AGREEMENT; SEVERABILITY

            This Employment Contract sets forth the entire understanding of the parties with respect to the subject matter herein and may be modified only by a written instrument duly executed by each party. The invalidity or unenforceability of any provision of this Employment Contract shall not affect the validity or enforceability of any other provision.

      13.   NOTICES

            Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by registered mail, telex, telecopy (or like transmission) or delivery against receipt to the party to whom it is to be given (i) at such party's address set forth in the preamble to this Employment Contract or (ii) to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 13. Any notice or other communication shall be deemed to have been given as of the date so delivered or transmitted by telex or telecopy (or like transmission) and the appropriate answerback received or three days after the date so mailed.

      14.   ASSIGNMENT; ASSUMPTION

            In the event of a future disposition of (or including) the properties and business of Worldtex, substantially as an entirety, by merger, consolidation, sale of stock or assets or otherwise, then Worldtex shall require the acquiring or surviving corporation (which shall be substituted for Worldtex hereunder) to expressly assume and agree to perform this Employment Contract in the same manner and to the same extent that Worldtex would have been required to perform it had no such disposition occurred. Employee's rights under this Employment Contract shall not be transferable by assignment or otherwise, shall not be subject to commutation or encumbrance and shall not be subject to the claims of Employee's creditors.

      15.   BINDING EFFECT; INUREMENT

            This Employment Contract shall be binding upon and inure to the benefit of Worldtex, its successors and those who are its assigns under
Section 14.

      16.   ARBITRATION

            Any controversy or claim arising out of or in connection with this Employment Contract shall be settled by arbitration held in Charlotte, North Carolina in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered may be entered in any court having jurisdiction. Without limiting the provisions of
Section 10, the costs of the arbitration proceedings shall be borne by Worldtex.

      17.   GOVERNING LAW

            This Employment Contract shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws.

      18.   WITHHOLDING

            Worldtex shall withhold from all amounts payable to Employee under this Employment Contract all federal, state and local taxes required by law to be withheld with respect to such payments.

      19.   SUPPLEMENTAL BENEFIT

            (a)   SUPPLEMENTAL RETIREMENT BENEFIT

            Employee shall receive, upon his termination of employment for any reason on or following his 65th birthday (his "Normal Payment Date"), if he was in the employ of Worldtex or any of its subsidiaries immediately prior to his 65th birthday, a benefit (the "Retirement Benefit"), payable in monthly installments over the ten-year period commencing upon his Normal Payment Date, in an aggregate amount equal to the product obtained by multiplying (i) four hundred percent by (ii) the highest total cash compensation (including base salary and bonus but excluding any payments pursuant to Section 9 of this Agreement) paid by Worldtex to Employee in any calendar year during his employment by Worldtex. If Employee shall die following his Normal Payment Date and shall then be entitled to all or any part of the Retirement Benefit, the amount of the Retirement Benefit not theretofore paid to him shall be paid in similar monthly installments to his beneficiaries.

            (b)   SUPPLEMENTAL DEATH OR DISABILITY BENEFIT

            Employee's beneficiaries shall receive, following his death prior to his 65th birthday, and Employee or his legal representatives shall receive, following his retirement prior to his 65th birthday on account of his Disability, if he was in the employ of Worldtex or any of its subsidiaries at the time of death or Disability, a benefit, payable in monthly installments over the ten-year period commencing with the month following death or Disability, in an aggregate amount equal to the product obtained by multiplying (i) four hundred percent by (ii) the highest total cash compensation (including base salary and bonus but excluding any payments pursuant to Section 9 of this Agreement) paid by Worldtex to Employee in any calendar year during his employment by Worldtex.

            (c)   INVOLUNTARY TERMINATION

            Upon involuntary termination of Employee's employment prior to his 65th birthday (other than for death or Disability or for Cause), the Retirement Benefit shall be computed as though the date of involuntary termination were Employee's Normal Payment Date and such Retirement Benefit (the "Vested Benefit") shall be deemed vested. A portion of the Vested Benefit which is in the same ratio to the full Vested Benefit as the ratio of the number of Employee's full years of service with Worldtex and Regal prior to termination of employment with Worldtex to the number of full years Employee would have worked with Worldtex and Regal had he continued in Worldtex's employ up to his 65th birthday shall be payable in monthly installments over the ten-year period commencing on the date of termination.

            (d)   EARLY RETIREMENT

            Upon voluntary retirement prior to Employee's 65th birthday (other than following Disability), the Vested Benefit shall be computed as though the date of voluntary retirement were Employee's Normal Payment Date and shall become payable as follows:

                  (i) The portion of the Vested Benefit which would have been payable pursuant to Section 19(c) had Employee been involuntarily terminated on the date of voluntary retirement shall be payable in monthly installments over the period of ten years commencing on such date. If Employee shall die during such ten-year period, any part of such portion of the Vested Benefit not theretofore paid to him shall be paid in similar monthly installments to his beneficiaries.

                  (ii) The remaining portion of the Vested Benefit shall be payable in monthly installments over the period of ten years commencing on the date of voluntary retirement (i) provided that Employee enters into and continues to perform a ten-year consulting agreement with Worldtex (a "Consulting Agreement") containing provisions substantially as set forth in Section 19(e) and such additional or different provisions (not materially more burdensome to Employee) as may be specified by the Committee and
            (ii) provided further that the portion of the Vested Benefit payable under this Section 19(d)(ii) shall be subject to reduction to the extent the Employee realizes income from regular employment during the term of the Consulting Agreement.

            (e)   CONSULTING AGREEMENT

            Any Consulting Agreement to which Employee is a party shall contain the following provisions unless the Committee shall otherwise specify:

                  (i) Unless Disability has occurred, Employee shall be obligated to devote the equivalent of 15 business days to his consulting duties during any yearly period to the extent his physician advises his health permits.

                  (ii) Such consultation shall be rendered at such times as Employee shall reasonably advise the Board of Directors are appropriate giving effect to his then regular personal and other business activities. Worldtex's chief executive officer shall give Employee reasonable advance notice of any requirements for consultation and he shall use his reasonable best efforts to perform such consultation on the schedule requested. Where

            Employee is required to render any service on a particular day, he shall receive credit for a full day's service.

                  (iii) Employee shall be entitled to reimbursement for
            expenses reasonably and necessarily incurred by him in connection with the performance of his consulting duties, in accordance with Worldtex's then applicable procedures, including without limitation reimbursement for travel and related expenses to and from whatever may be his then current place of residence or place where he may be conducting other business activities.

                  (iv) In the event of death or Disability during the term of the Consulting Agreement, any unpaid part of the portion of the Vested Benefit payable pursuant to Section 19(d)(ii) shall become payable in monthly installments to Employee's beneficiaries. Upon termination of the Consulting Agreement for Cause, however, no further amounts shall be payable pursuant to
            Section 19(d)(ii).

            (f)   NO MITIGATION OR OFFSET

            Employee shall not be obligated to mitigate the amount of any payment provided for under this Section 19 by seeking other employment or taking any other action nor, except as provided in Section 19(d)(ii), shall the amount of any payment provided for herein be reduced by amounts earned by Employee from other employment or otherwise after termination or retirement.

            IN WITNESS WHEREOF, the parties have duly executed this Employment Contract as of the date first above written.

                                          WORLDTEX, INC.



                                          By
                                            ------------------------------------



                                            ------------------------------------
                                                       Barry D. Setzer

                                                                     EXHIBIT A



                    DESCRIPTION OF LIFE INSURANCE POLICIES


                                             Policy
                                             NUMBER            FACE AMOUNT
                                             ------            -----------

General American Life                      16,043,180          $2,000,000
   Insurance Company

First Colony Life Insurance                5,463,051           $1,000,000
   Company

First Colony Life Insurance                5,413,272           $2,000,000
   Company

                                                                     EXHIBIT B


                                WORLDTEX, INC.
                          WESTOVER PARK - SUITE 106
                           915 TATE BOULEVARD, S.E.
                        HICKORY, NORTH CAROLINA 28602



                                          [DATE]



[NAME]
c/o Worldtex, Inc.
Westover Park - Suite 106
915 Tate Boulevard, S.E.
Hickory, North Carolina  28602
Dear [NAME]:

      We are pleased to inform you that the Compensation Committee of the Board of Directors of Worldtex, Inc. (the "Company") has today granted you an option pursuant to the Company's 1992 Stock Incentive Plan, as amended (the "Plan"), to purchase an aggregate of [_______________] shares of the Common Stock of the Company on the following terms and conditions:

      1. The purchase price per share of the shares of Common Stock subject to this option is [_______________] per share.

      2. This option shall expire at the close of business on [____________________]. [Fifth anniversary] Subject to acceleration in the event of a Change of Control (as defined in the Plan), you must remain in the employ of the Company or a Related Company (as defined in the Plan) for one year from the date hereof before you can exercise any part of this option. Thereafter this option will become exercisable in installments as follows:
[_______________] shares on [____________________]; an additional
[_______________] shares on [____________________]; and the final
[_______________] shares on [____________________].  [33 1/3% per year]

      3. This option is not intended to qualify as an "Incentive Stock Option" within the provisions of Section 422 of the Internal Revenue Code.

      4. The option price shall be payable by you at the time this option is exercised, either (i) in cash or (ii) by delivering shares of Common Stock of the Company which you have owned for a least six months prior to such exercise, or a combination of cash and such shares, having an aggregate value equal to the aggregate option price of the shares as to which this option is exercised (basing the value of any such shares of Common Stock on the fair market value of the Common Stock on the date of exercise). No shares of Common Stock shall be issued pursuant to exercise of this option until full payment therefor has been made.

      5. In tandem with this option, the Company has also granted you today a limited Stock Appreciation Right, which entitles you to elect to receive within sixty days following the occurrence of a Change of Control, in lieu of exercising this option, a payment equal in value to the product of the number of shares of Common Stock as to which you elect to exercise this limited Stock Appreciation Right multiplied by the excess of the Change of Control Price (as defined in the Plan) over $[_______________] [strike price]. If the Change of Control occurs more than six months from today this payment will be made to you in cash. Otherwise, payment will be made in shares of Common Stock.

      6. This option and related Stock Appreciation Right may be exercised only by you and may not be transferred except by will or the laws of descent and distribution. In the event of your death, your legal representatives may exercise this option as to the shares of Common Stock which were immediately purchasable by you at the date of death, within 12 months following the date of death (even if such date is later than [____________________]. [Fifth anniversary.]

      7. Upon termination of your employment (upon retirement in accordance with the Company's retirement policy or for any reason beyond your control other than your death), your option privileges shall be limited to the shares of Common Stock which were immediately purchasable by you at the date of such termination and such option privileges shall expire unless exercised within three months after the date of such termination and prior to the close of business on [____________________]. [Fifth anniversary.] If your employment is terminated for reasons within your control, including, without limitation, cause and voluntary resignation, all rights under this option shall expire on the date of such termination.

      8. Notwithstanding anything in this letter, the Company shall not be obligated to issue any shares of Common Stock upon any exercise of this option or related Stock Appreciation Right if such issuance would violate any applicable law, including the Securities Act of 1933.

      9. Nothing herein shall restrict the right of the Company or any Related Company to terminate your employment at any time, with or without cause.

      10. This option and related Stock Appreciation Right is subject to all of the other terms, provisions and conditions of the Plan, a copy of which has been furnished to you and other copies of which may be obtained by you from the Company.

                                          Very truly yours,

                                          WORLDTEX, INC.


                                          By
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